EXHIBIT 99.2

For Immediate Release	Contact: Dan Kelly
February 9, 2004	(919) 774-6700

THE PANTRY ANNOUNCES PLANS TO REFINANCE ITS SENIOR CREDIT FACILITY

Sanford, North Carolina, February 9, 2004—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern United States, today announced that it was pursuing a refinancing of its existing senior credit facilities, subject to market and other conditions. The new senior credit facilities are expected to be in an aggregate amount of up to $440.0 million to be comprised of a six-year $70.0 million revolving credit facility and a seven-year $370.0 million term loan. The Company believes that the refinanced credit facilities will provide increased financial flexibility and lower interest rates. The final terms of the facilities will be determined by market conditions.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and the third largest independently operated convenience store chain in the country, with net sales for fiscal year 2003 of approximately $2.8 billion. As of February 6, 2004, the Company operated 1,382 stores in ten states under a number of banners including The Pantry®, Kangaroo Express®, Golden Gallon®, and Lil’ Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the success of the Company’s recent operational initiatives; fluctuations in domestic and global petroleum and gasoline markets; wholesale cost increases of tobacco; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the ability of the Company to take advantage of expected synergies in connection with its recent Golden Gallon® acquisition; the actual operating results of Golden Gallon®; capital markets and the Company’s access to capital; increases in interest rates; financial leverage and debt covenants; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s annual report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of February 6, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.